                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                          [_] Confidential, for Use of the
[_] Preliminary Proxy Statement               Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                     HEALTH CARE PROPERTY INVESTORS, INC.
               (Name of Registrant as Specified In Its Charter)


   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1)  Title of each class of securities to which transaction applies:

  (2)  Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4)  Proposed maximum aggregate value of transaction:

  (5)  Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1)  Amount Previously Paid:

  (2)  Form, Schedule or Registration Statement No.:

  (3)  Filing Party:

  (4)  Date Filed:

Notes:

                     HEALTH CARE PROPERTY INVESTORS, INC.

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD APRIL 28, 1999

  Our annual meeting of stockholders will be held in the Cabrillo Room of the Four Seasons Hotel, 690 Newport Center Drive, Newport Beach, California 92660 on Wednesday, April 28, 1999, at 9:30 a.m., California time, for the purposes of:

    (1) electing two directors,

    (2) ratifying the selection of Arthur Andersen LLP as independent accountants for the fiscal year ending December 31, 1999, and

    (3) transacting such other business as may properly come before the meeting.

  Only those stockholders whose names appear on our books as owning our common stock at the close of business on March 1, 1999, are entitled to notice of, and to vote at, our annual meeting or any adjournment or adjournments of our annual meeting.

  You are cordially invited to attend the meeting in person. Whether or not you expect to attend this meeting, please sign and date the enclosed proxy and return it as promptly as possible in the enclosed self-addressed, postage-prepaid envelope. If you attend the annual meeting and wish to vote in person, your proxy will not be used.

                                          By Order of the Board of Directors
                                          /s/ Edward J. Henning
                                          Edward J. Henning
                                          Corporate Secretary

Newport Beach, California
March 26, 1999

                     HEALTH CARE PROPERTY INVESTORS, INC.

                               ----------------

                                PROXY STATEMENT

  This proxy statement is furnished to our stockholders in connection with our Board of Directors' solicitation of proxies for use at the annual meeting of stockholders to be held on April 28, 1999, and at any and all adjournments of our annual meeting. Our principal executive offices are located at 4675 MacArthur Court, Suite 900, Newport Beach, California, 92660. The approximate date on which this proxy statement and form of proxy solicited on behalf of the Board of Directors will be sent to our stockholders is March 26, 1999.

  On March 1, 1999, the record date for the determination of which stockholders are entitled to notice of, and to vote at, our annual meeting, HCPI had 31,040,276 shares of common stock outstanding. Each such share is entitled to one vote on all matters properly brought before the meeting. Stockholders are not permitted to cumulate their shares for the purpose of electing directors or otherwise.

  You may revoke the enclosed proxy at any time before it is exercised. If you attend the meeting and vote in person your proxy will not be used.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth information as of March 1, 1999, with respect to each person who is known by HCPI to own beneficially more than 5% of our common stock and with respect to the common stock owned beneficially by all directors and executive officers of HCPI as a group.

                                                         Shares Beneficially Owned
                                                      --------------------------------
                                                       Amount and Nature of   Percent
Name of Beneficial Owner  Address of Beneficial Owner Beneficial Ownership(1) of Class
------------------------  --------------------------- ----------------------  --------
Scudder, Stevens &
 Clark, Inc. ...........      345 Park Avenue               2,086,066(2)        6.7%
                              New York, NY 10154
All directors and
 executive officers as a
 group (11 persons).....                                    1,237,600           3.9%(3)

--------
(1) Nature of beneficial ownership is voting and/or investment power.
(2) Based on information as of December 31, 1998 obtained by HCPI from public filings made by the beneficial owners listed.
(3) Includes 805,280 shares purchasable within 60 days upon exercise of outstanding stock options.

                             ELECTION OF DIRECTORS
                              (Proxy Item No. 1)

  Pursuant to our articles of incorporation, the directors have been divided into three classes, each being elected to hold office for a term of three years and until their respective successors have been duly elected and qualified. At the annual meeting, two directors will be elected in one class to hold office for a term of three years and, in each case, until their respective successors have been duly elected and qualified. The remaining directors shall continue in office until their respective terms expire and until successors have been duly elected and qualified.

  The nominees for election to the two positions of director to be voted upon at our annual meeting are Kenneth B. Roath and Orville E. Melby. Unless you specifically withhold authority in the attached proxy for the election of these two directors, HCPI will count your vote as for the election of Messrs. Roath and Melby to hold office as directors for a term of three years each and until their respective successors have been duly elected and qualified.

  If any nominee becomes unavailable for any reason (which event is not anticipated), the shares that you vote by returning the enclosed proxy may be voted for such other person or persons as may be determined by the holders of such proxies unless your proxy contains instructions to the contrary. In no event will your proxy be voted for more than two nominees.

                        BOARD OF DIRECTORS AND OFFICERS

  The following table sets forth HCPI's executive officers, nominees for election as directors and the other persons whose terms as directors continue after our annual meeting. With respect to these individuals, HCPI has provided information regarding their principal occupations for the past five years or more, their ages, their positions and offices with HCPI, information as to their terms in office as directors, and the number of shares of our common stock owned beneficially by them on March 1, 1999:

                                                    Shares Beneficially Owned
                                                               (1)
                                                   -------------------------------
                                                   Number     Number of   Percent
                                    First   Term     of         Option      of
               Name            Age Elected Expires Shares     Shares (2) Class (3)
               ----            --- ------- ------- -------    ---------- ---------
     Paul V. Colony..........   59  1988    2001    15,500      28,000       (4)
     Robert R. Fanning, Jr. .   56  1985    2000     8,193      49,500       (4)
     Devasis Ghose...........   45   --      --     17,665      41,740       (4)
     Edward J. Henning.......   45   --      --     14,450      38,700       (4)
     Stephen R. Maulbetsch...   41   --      --     20,180      34,000       (4)
     Michael D. McKee........   53  1989    2000     4,250      26,000       (4)
     Orville E. Melby........   77  1985    1999    14,300      38,000       (4)
     Harold M. Messmer, Jr...   53  1985    2000    64,500(5)   14,000       (4)
     James G. Reynolds.......   47   --      --     58,240     106,400       (4)
     Peter L. Rhein..........   57  1985    2001    27,800      38,000       (4)
     Kenneth B. Roath........   63  1986    1999   187,242     389,440     1.81%

--------
(1) Except as otherwise noted below, all shares are owned beneficially by the individual listed with voting and/or investment power.

(2) Consists of shares purchasable within 60 days upon exercise of outstanding stock options.

(3) For purposes of computing the percentages, the number of shares outstanding includes shares purchasable within 60 days upon exercise of outstanding stock options.

(4) Less than 1%.

(5) Includes 7,600 shares held as custodian for his children.

  Mr. Colony is a director and has been associated in various capacities with the insurance firm of Alexander & Alexander, Inc., now Aon Worldwide Resources, for over 30 years. He is presently Vice Chairman of Aon Worldwide Resources and Chairman, Advisory Board of Aon Risk Services Companies, Inc.

  Mr. Fanning is a director and has been President of Northeast Health Systems, Inc. since July 1983 and Beverly Hospital Corporation since 1980. Mr. Fanning has been a member of the Massachusetts Health and Educational Facilities Authority since 1985 and Chairman of the Authority since 1993. He currently serves as a Director of Warren Bancorp, Inc. and is a past Chairman of the American College of Healthcare Executives.

  Mr. Ghose has been Senior Vice President-Finance and Treasurer of HCPI since January 1995 and has been in various positions with HCPI since 1986.

  Mr. Henning became Senior Vice President, General Counsel and Corporate Secretary of HCPI in January 1995 and joined HCPI in May 1994 as Vice President, Senior Legal Counsel and Corporate Secretary. Mr. Henning was Vice President and Legal Counsel for Weyerhaeuser Mortgage Company from 1992 to 1994 and prior thereto was an attorney with the law firm of Latham & Watkins from 1984 to 1992.

  Mr. Maulbetsch has been employed by HCPI since September 1985 and became Senior Vice President-Property and Acquisition Analysis in January 1995, which title changed to Senior Vice President-Acquisitions in January 1998.

  Mr. McKee is a director and has been Executive Vice President of The Irvine Company since April 1994 where he also serves as its Chief Financial Officer and a member of its Board of Directors. Prior thereto, he was a partner with the law firm of Latham & Watkins from January 1986 to April 1994. Mr. McKee is a Director of Irvine Apartment Communities, Inc., Realty Income Corporation and Circus Circus Enterprises, Inc.

  Mr. Melby is a director and a retired Vice Chairman of Rainier National Bank (which was subsequently acquired by Bank of America) where he served from 1974 through 1986. Prior to his service with Rainier, Mr. Melby was Treasurer and later Vice President of Sales and Contracts of the Boeing Company.

  Mr. Messmer is a director and has been Chairman, Chief Executive Officer and President of Robert Half International Inc. since July 1986. Mr. Messmer is also a Director of Airborne Freight Corporation and Spieker Properties, Inc.

  Mr. Reynolds became Executive Vice President of HCPI in January 1995 and also serves as its Chief Financial Officer. He has been employed with HCPI since its inception in 1985 and served as Senior Vice President beginning in 1988.

  Mr. Rhein is a director and has been a general partner of Sarlot and Rhein, a real estate investment and development partnership, since 1967.

  Mr. Roath is Chairman of the Board of Directors and became President and Chief Executive Officer of HCPI in May 1988, having previously served as President and Chief Operating Officer since the inception of HCPI in 1985. Mr. Roath is a past Chairman of the National Association of Real Estate Investment Trusts, Inc. and also serves as a Special Member of its Board of Governors and is a former member of the Executive Committee. He is a Director of Franchise Finance Corporation of America and Arden Realty, Inc. Mr. Roath also serves as Chairman for the Burnham Institute (formerly the La Jolla Cancer Research Foundation) and as a Trustee of the California Museum of Science and Industry.

Board of Directors and Committees of the Board

  The Board of Directors held five meetings during 1998. During that period, no incumbent director attended fewer than 75% of the total number of meetings of the Board and of committees of the Board on which he served.

  The Board of Directors has an audit committee, an investment committee and a compensation committee.

  The audit committee is comprised of Messrs. Colony, Messmer and Rhein. The audit committee held two meetings during 1998. The audit committee is authorized to:

  . select the independent accountants to serve HCPI for the ensuing year, subject to stockholder approval;

  . review with the independent accountants the scope and results of the audit;

  .  review management's evaluation of HCPI's system of internal controls; and

  . review non-audit professional services provided by the independent accountants and the range of audit and non-audit fees.

  To ensure independence of the audit, the audit committee consults separately and jointly with the independent accountants and management.

  The investment committee is comprised of Messrs. Fanning, Melby, Rhein and Roath. The investment committee held four meetings during 1998. The investment committee is authorized to approve all real estate acquisitions and other investments.

  The compensation committee is comprised of non-employee, outside directors of the Board. The compensation committee is currently comprised of Messrs. McKee, Melby and Messmer. The compensation committee held one meeting during 1998. The compensation committee is responsible for the administration of HCPI's employee benefit plans. The compensation committee is authorized to determine the persons eligible to participate in any of the plans, the extent of such participation and the terms and conditions under which benefits may be vested, received or exercised. The compensation committee also reviews and approves the compensation of HCPI's executive officers and determines the general compensation policy for HCPI.

Board of Directors Compensation

  HCPI currently pays each non-employee outside director:

    (1) a fee of $18,000 per year for services as a director,

    (2) $1,000 for attendance in person at each meeting of the Board of Directors or any committee meeting, and

    (3) $400 for participation in any telephonic Board of Directors meeting or committee meeting, when such meeting lasts longer than one-half hour.

In addition, HCPI reimburses the outside directors for travel expenses incurred in connection with their duties as directors of HCPI. Inside directors, who are employees of HCPI, do not receive any fees for serving on the Board or for attending meetings.

  Non-employee outside directors also participate in the Second Amended and Restated Directors Stock Incentive Plan, which was adopted by HCPI and approved by stockholders in April 1997. Under the Directors Stock Incentive Plan, on the last Thursday of April of each year, HCPI grants to each outside director 400 shares of restricted common stock and non-qualified options to acquire 7,000 shares of common stock. In addition, for any year in which HCPI's total return to shareholders exceeds by three percentage points the total return of the health care equity segment of the National Association of Real Estate Investment Trusts (NAREIT), outside directors will be granted an additional 3,000 options to purchase common stock. HCPI's total return is defined in the Directors Stock Incentive Plan as (A) the sum of (1) the fair market value of HCPI's common stock as of December 31 of the year in question minus the fair market value of the common stock as of January 1 of that year, plus (2) the aggregate dividends paid to stockholders during that year, divided by (B) the fair market value of HCPI's common stock as of January 1 of that year. The total return of the NAREIT health care equity segment is defined as the average total return of companies in the NAREIT health care equity segment as published by NAREIT.

  Options granted under the 7,000 annual grant and the 3,000 performance-based grant, if any, are exercisable one year after the date of grant and expire not later than 10 years from the date of grant. The exercise price of the options is equal to the per share market value of HCPI's common stock on the date of grant. The directors' restricted stock vests ratably over four years and is subject to forfeiture if the outside director's membership on the Board is terminated other than under certain circumstances. During 1998, outside directors Colony, Fanning, McKee, Melby, Messmer and Rhein were each granted 400 shares of restricted stock and options for 7,000 shares of common stock at an exercise price of $33.75. No performance based options were granted in 1998. In April 1999 HCPI will grant 400 shares of restricted common stock and options to acquire 7,000 shares of common stock to Messrs. Colony, Fanning, McKee, Melby, Messmer and Rhein. No performance options will be granted in April 1999 in respect of performance for 1998.

  Amended and Restated Director Deferred Compensation Plan. In January 1996, HCPI adopted an Amended and Restated Director Deferred Compensation Plan which permits the outside directors to elect to defer fees and retainers. Compensation deferred under the Director Deferred Compensation Plan is payable to a participating director upon:

  .  his or her retirement,

  .  death,

  .  disability,

  . upon the occurrence of a substantial hardship in the sole discretion of the compensation committee, or

  . at such earlier date as may be designated by the director at the time of election to participate in the plan.

Each director participating in the Director Deferred Compensation Plan elects the amount of deferred compensation to be credited to:

    (1) an interest rate account wherein the deferred amount will accrue interest at a rate equal to the prime rate of Bank of New York minus one percent, or

    (2) a stock credit account wherein the deferred amount is treated as if it were invested in HCPI common stock with the account increasing for dividends paid, and increasing or decreasing with changes in the price of the common stock.

  In 1997 the Director deferred compensation plan was amended to provide for the creation of retirement benefit stock accounts and interest accounts in order to accommodate the transfer of the directors' accrued benefits under the old retirement plan for outside directors into the Director Deferred Compensation Plan. These new retirement benefit stock accounts and interest accounts are substantially identical to the stock credit accounts and the interest rate accounts described above, except that amounts available in the retirement benefit stock accounts and interest accounts will be paid only after the director's retirement from the Board of Directors. Under the Director Deferred Compensation Plan, amounts may periodically be transferred by a director between the retirement benefit stock account and interest account or between the stock credit account and interest rate account.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

                                                                       Long-Term Compensation
                                  Annual Compensation           -------------------------------------
                         --------------------------------------  Restricted
   Name and Principal                            Other Annual      Stock       Stock     All Other
        Position         Year  Salary  Bonus(1) Compensation(2) Awards(3)(4)  Options Compensation(5)
   ------------------    ---- -------- -------- --------------- ------------  ------- ---------------
Kenneth B. Roath         1998 $440,000 $461,000                   $799,200    250,000     $30,000
 Chairman, President     1997  422,800  428,000                    635,000(6) 100,000      28,000
 and Chief Executive     1996  422,800  410,000                    402,900     75,000      29,000
 Officer

James G. Reynolds        1998  271,700  213,000    $197,000        194,300     85,000      20,000
 Executive Vice          1997  261,200  200,000                    135,200     38,000      18,000
 President and Chief     1996  251,200  184,000                    109,900     24,000      15,000
 Financial Officer

Edward J. Henning        1998  190,000   68,000                    124,900     52,000      19,000
 Senior Vice President,  1997  182,200   63,000                    106,200     30,000      16,000
 General Counsel and     1996  175,200   61,000                     96,100     20,250      12,000
 Corporate Secretary

Devasis Ghose            1998  159,500   55,000     105,000        111,000     46,000      19,000
 Senior Vice President-- 1997  147,500   46,000                     88,800     28,000      16,000
 Finance and Treasurer   1996  141,800   36,000                     68,700     15,000      15,000

Stephen R. Maulbetsch    1998  145,000   63,000      72,000         97,000     40,000      17,000
 Senior Vice President-- 1997  130,000   43,370                     77,300     20,000      15,000
 Acquisitions            1996  117,900   28,000                     54,900     11,250      15,000

--------
(1) Bonuses are paid at the end of a fiscal year or beginning of the following fiscal year for the indicated year's performance.

(2) Includes amounts paid to Messrs. Reynolds, Ghose and Maulbetsch to reimburse these individuals for expenses incurred for moving their personal residences when the Company moved its headquarters, in the amounts of $188,000, $100,000 and $72,000, respectively.

(3) Other than Mr. Roath's May 1997 restricted stock grant discussed in footnote 6 below and a May 1995 restricted stock grant to Mr. Roath of 30,000 shares which vested 40% after two years and 20% per year thereafter, restricted stock awards vest ratably over five years. The table below shows:

    .  the amounts of all restricted stock held at December 31, 1998,

    . the value of such restricted stock (calculated by multiplying the amount of restricted stock by the closing market price of $30.75 on the last trading day of 1998), and

    .  total restricted stock awards granted for the past three years.

  Dividends are paid on the restricted shares at the same rate as on all other shares of common stock of HCPI. Such dividends are not included in the summary compensation table.

                                                                  Restricted Stock
                            Number of Shares      Value of      Grants with Respect
                              of Restricted      Restricted      to Indicated Year
                                Stock at          Stock at      --------------------
                            December 31, 1998 December 31, 1998  1996   1997   1998
                            ----------------- ----------------- ------ ------ ------
   Kenneth B. Roath........      52,800          $1,623,600     11,000 15,000 28,800
   James G. Reynolds.......      13,080             402,210      3,000  3,500  7,000
   Edward J. Henning.......       9,550             293,663      2,625  2,750  4,500
   Devasis Ghose...........       7,470             229,703      1,875  2,300  4,000
   Stephen R. Maulbetsch...       6,840             210,330      1,500  2,000  3,500

(4) Long-term incentive stock award amounts have been calculated based upon the closing market price as of the date of grant.

(5) These amounts represent HCPI's contributions to HCPI's 401(k) plan and, for Mr. Roath only, also includes the value of $10,000 of premiums paid in 1998 by HCPI for Mr. Roath's term life insurance. HCPI is not the beneficiary of this life insurance policy and the premiums that HCPI pays are taxable as income to Mr. Roath.

(6) On May 1, 1997, the compensation committee awarded 1,692 shares of restricted stock to Mr. Roath, having a market value on the grant date of $55,800. This restricted stock grant vested on May 1, 1998. The remainder of the amount reported reflects the January 1998 grants of restricted stock for 1997 performance in connection with HCPI's annual year-end review of compensation.

  Employment Agreement. On April 28, 1988, HCPI entered into an employment agreement with Kenneth B. Roath which was amended as of January 31, 1991. The term of the employment agreement was for three years and is automatically extended for an additional year on the last day of January of each year unless earlier terminated pursuant to the terms of the agreement. The employment agreement provides for a base salary to be adjusted annually at the discretion of the Board of Directors, but at a minimum to reflect increases in the Consumer Price Index. The employment agreement also provides for bonus compensation. The employment agreement also provides that HCPI will pay the premiums for a term life insurance policy in the amount of $2,000,000 insuring Mr. Roath's life with a beneficiary named by Mr. Roath. If Mr. Roath's employment is terminated in connection with a change in control or without cause, he is entitled to receive in severance pay either:

  . his then annual base salary through the remaining term of the employment agreement, plus an amount equal to two times the average annual bonus earned by Mr. Roath in the two years immediately preceding the date of termination, minus the amount of compensation that he receives from a new employer during what would have been the remainder of his term of employment with HCPI, or

  . upon thirty (30) days' written notice, a lump sum equal to the present value of the flow of cash payments that he would otherwise have been paid, but in no event shall payment be less than 2.5 or 1.5 times base salary for the applicable period for termination due to change in control or without cause, respectively.

Compensation Pursuant to Plans

  Section 401(k) Plan. In 1988, HCPI adopted a tax-qualified cash or deferred profit-sharing plan. Under the profit-sharing plan, which covers all HCPI employees after they have completed one year of service, employees may elect to reduce their current compensation up to a maximum of $10,000 for 1998 and 1999 and have the amount of the reduction contributed to the profit sharing plan. HCPI also contributes to the profit-sharing plan an amount equal to the lesser of $6,400 for 1998 and 1999 or 4% of such employee's compensation if such employee's contribution to the profit-sharing plan is at least the lesser of 3% of his compensation or the maximum contribution allowable by law. The employee's right to retain HCPI's contributions vests at the rate of 20% per year, beginning after the employee has been in the profit sharing plan for one year. The profit sharing plan is intended to qualify under section 401 of the internal revenue code so that contributions by employees or by HCPI are not taxable to employees until withdrawn from the profit sharing plan, and so that contributions by HCPI will be deductible by HCPI when made. For the fiscal year ended December 31, 1998, HCPI made contributions to the profit sharing plan, including section 401(a) contributions discussed below, as follows: $95,000 on behalf of its five most highly compensated executive officers each of whose total remuneration exceeded $60,000 during such fiscal year; and $193,000 on behalf of all employees as a group. At December 31, 1998, 19 of the 29 employees of HCPI were participants in the profit-sharing plan.

  In 1993, the compensation committee adopted an amendment to the profit-sharing plan to provide for a section 401(a) profit sharing contribution as provided for in the Internal Revenue Code. Contributions under the profit-sharing plan are subject to various limitations under the Internal Revenue Code. Maximum combined employee and employer 401(k) and 401(a) contributions were limited to the lesser of 25% of taxable compensation or $30,000 per person in 1998.

  Supplemental Executive Retirement Plan. On May 1, 1988, the Board of Directors adopted a Supplemental Executive Retirement Plan, amended effective January 1, 1993, which provides certain executives selected by the compensation committee with supplemental deferred benefits in the form of retirement payments for life. Currently, the compensation committee has selected Kenneth B. Roath to be a participant.

  The annual retirement benefit available to a participant under the Executive Retirement Plan varies according to:

    (1) the age of the participant at retirement, with the youngest retirement age being 55, and

    (2) the number of years the participant has served HCPI, with minimum service being five years.

  The normal retirement benefit payable to a participant will equal 30% of his final average earnings plus 4% of his average annual earnings multiplied by years of service after age 60 (not to exceed five years). Final average earnings are defined under the Executive Retirement Plan to mean the average of the three highest, not necessarily consecutive, years' earnings. Under the Executive Retirement Plan, a participant's earnings include total annual cash compensation, including base salary and bonus incentive awards, and deferred cash compensation, including 401(a) contributions made by HCPI under the profit-sharing plan described above. If a participant retires before age 65, his benefits may be subject to reduction for early retirement.

  The Executive Retirement Plan benefit is reduced by 100% of any retirement employee benefit received from any of HCPI's other retirement plans available to a participant (other than section 401(a) and employee section 401(k) contributions) and Social Security. In the event of death of a participant after retirement, 50% of the benefit earned by the participant will be paid to the surviving spouse for life and if survived by dependent children, each such child will receive a benefit equal to $1,500 per month until age 18, or age 25 if a full time student. In the event of a participant's death prior to retirement, the participant's surviving spouse will be paid the participant's retirement benefit as if the participant had retired the day before his or her death.

  The table below indicates for a range of final average earnings, anticipated annual benefits payable if Mr. Roath retired and chose to receive benefits at various ages between age 63 and age 65:

                          Anticipated annual benefits
                             at ages listed below

              Final
             Average
             Earnings      63       64       65
             --------   -------- -------- --------
             $885,000   $323,000 $365,000 $418,000
              935,000    342,000  387,000  443,000
              985,000    361,000  417,000  478,000

  A life insurance policy has been purchased on the life of Mr. Roath naming HCPI as sole beneficiary to provide for a portion of the obligations under the Executive Retirement Plan. The policy is designed so that HCPI will recover a portion of its executive retirement plan payments plus a factor for the use of its money.

  HCPI believes that the Executive Retirement Plan aids in the ability to attract, retain, motivate and provide financial security to management employees who render valuable services to HCPI.

        OPTION GRANTS IN FEBRUARY 1999 WITH RESPECT TO 1998 PERFORMANCE

                                   Percentage
                         Options    of Total     Exercise Price(1) Expiration
          Name           Granted Options Granted      ($/Sh)          Date    Valuation(2)
          ----           ------- --------------- ----------------- ---------- ------------
Kenneth B. Roath........ 250,000     46.083%          $27.750        2/3/09     $159,700
James G. Reynolds.......  85,000     15.668%           27.750        2/3/09       54,298
Edward J. Henning.......  52,000      9.585%           27.750        2/3/09       33,218
Devasis Ghose...........  46,000      8.479%           27.750        2/3/09       29,385
Stephen R. Maulbetsch...  40,000      7.373%           27.750        2/3/09       25,552

--------
(1) The market price on the date of the grant was the same as the exercise price.
(2) Calculated using the Black Scholes option valuation methodology, using the following variables:

    .  risk-free rate of return of 4.87%;

    .  .1669 five year volatility factor;

    .  9.59% dividend yield;

    .  3% termination discount factor; and

    .  ten-year option term;

  which yields a discount Black Scholes value for such stock options of $0.6388. The actual value, if any, that an executive officer may realize will depend upon the excess of the closing market price over the exercise price on the date the option is exercised so that there is no assurance that the value realized by an executive officer will be at or near the value estimated by the Black Scholes model.

  AGGREGATED OPTION EXERCISES IN 1998 AND OPTION VALUES AT DECEMBER 31, 1998

                                                                Number of              Value of Unexercised
                                                     Unexercised Options at December  In-The-Money Options at
                                            Value               31, 1998               December 31, 1998(3)
                         Shares Acquired     at      ------------------------------- -------------------------
          Name             on Exercise   Exercise(1) Exercisable(2) Unexercisable(2) Exercisable Unexercisable
          ----           --------------- ----------- -------------- ---------------- ----------- -------------
Kenneth B. Roath........      6,200        $97,000      326,440         234,000      $1,715,600     $31,750
James G. Reynolds.......      8,000         48,000       85,900          80,100         342,580       7,520
Edward J. Henning.......          0            --        22,650          65,100           7,800       3,740
Devasis Ghose...........      1,620          3,500       28,440          53,240          96,380       2,830
Stephen R. Maulbetsch...      1,620          8,300       23,330          42,500          64,340       3,250

--------
(1) Value at exercise is the difference between the closing market price on the date of exercise less the exercise price per share, multiplied by the number of shares acquired on exercise.
(2) In January 1995, 30,000, 5,000, 3,000, 2,700 and 2,700 options were granted to Messrs. Roath, Reynolds, Henning, Ghose and Maulbetsch, respectively, which included dividend share rights, providing for the accrual of dividends between the time the options were granted and when the options are exercised. During 1998 Messrs. Reynolds, Ghose and Maulbetsch exercised all options with dividend share rights that were then exercisable. At December 31, 1998, Mr. Roath held 18,000 dividend share right options which are currently exercisable and Mr. Henning held 1,800 of such options which are currently exercisable. At December 31, 1998, Messrs. Roath, Reynolds, Henning, Ghose and Maulbetsch held 12,000, 2,000, 1,200, 1,080 and 1,080, of such options which are not currently exercisable. The dividend shares are only collectible if an option is exercised, and then only after the participant has held the underlying shares for two years following exercise. Dividend share rights on such options accrue at the same rate as dividends on our common stock.
(3) Calculated based on the closing market price on the last trading day of 1998 multiplied by the number of applicable shares in-the-money, less the total exercise price for such shares. No additional value has been assigned to the dividend shares discussed above.

  Notwithstanding anything to the contrary set forth in any of HCPI's previous filings under the Securities Act or the Exchange Act that refer to future filings for additional information, including specifically to this proxy statement, in whole or in part, the following report and the stock performance graph shall not be considered to be a part of any such filing.

                 COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

  The compensation committee of the Board of Directors is comprised of three outside, non-employee members of the Board. The compensation committee is responsible for establishing and governing the compensation and benefit practices of HCPI. The compensation committee establishes the general compensation policies of HCPI, reviews and approves compensation of the executive officers of HCPI and administers all of HCPI's employee benefit plans. The compensation committee conducts an annual review of the executive compensation program of HCPI to ensure that:

    (1) compensation levels are reasonable and consistent with practices of comparably sized REITs and real estate development organizations,

    (2) the program adequately rewards performance which is tied to creating stockholder value, and

    (3) the program is designed to achieve HCPI's goals of promoting financial and operational success by attracting, motivating and facilitating the retention of key employees with outstanding talent and ability.

  The compensation committee has committed to a program that emphasizes both short- and long-term incentive compensation, with a significant component of compensation tied to performance. On a short-term basis, cash bonuses are awarded based upon the achievement of annual business objectives. In addition, by emphasizing stock and options as a substantial portion of compensation, the compensation committee believes that management's interests are aligned with that of HCPI's stockholders. The compensation program is also designed to promote teamwork, initiative and resourcefulness on the part of key employees whose performance and responsibilities directly affect the company's profits. The compensation committee reviews with the Board of Directors all aspects of compensation for executive officers.

  The compensation committee bases its compensation decisions on an analysis of HCPI's performance and an evaluation of comparative compensation information. To assist it in this regard, the compensation committee retained the services of Shuman Management Consulting, an executive compensation consulting firm. In the course of its deliberations, the compensation committee reviews survey and other data supplied by Shuman relating to the compensation practices of competitors and other comparably sized companies. Shuman also provides advice to the compensation committee with respect to the reasonableness of the compensation paid to the executive officers.

  For the compensation committee deliberations in January 1999, Shuman reviewed the compensation practices of companies including predominantly real estate organizations with assets and market capitalization approximating $1 billion, REITs specializing in health care, real estate development firms and general industry companies for positions where the labor market is not restricted to the REIT industry. In addition, Shuman provided to the compensation committee an analysis of base salary, total cash and total direct compensation for 15 self-administered REITs, which include health care, triple net lease and well-established equity REITs, ranging from $600 million to $7 billion in assets and $500 million to $2 billion in market capitalization. The compensation committee considers both the more general compensation analysis as well as the information regarding the 15 selected REITs in determining what constitutes "competitive practices" in setting compensation for HCPI's executive officers. Shuman also provided to the compensation committee an analysis of HCPI's performance compared to 17 health care, triple net lease and well-established REITs with over $500 million in assets and market capitalization, and compared to the NAREIT equity health care segment. Some, but not all, of the companies included in the stock price performance graph are included in the compensation surveys.

  The compensation committee noted that HCPI exceeded its plan targets with respect to new investment activity and funds from operations ("FFO") growth. HCPI's total return to shareholders for 1998 approximated the 50th percentile compared to the peer group of 17 selected REITs and significantly outperformed the NAREIT equity health care and total equity REIT segments. However, performance for all REIT segments was negative and significantly lagged the S&P 500 for 1998. HCPI's total return to stockholders as compared to the 17 selected REITs was below the 50th percentile for the last three and four year periods and between the 50th and 75th percentile for the last five to nine year period. HCPI's FFO growth approximates the average of this peer group for the past 3 years and the 75th percentile for the past five years. In addition, the compensation committee took into account that HCPI's investment activity for 1998 was nearly twice that of any previous year and that HCPI completed critical rollover activity that will extend the average duration of the investment portfolio, each of which is directly attributable to the efforts and performance of the executive officers. HCPI also recorded its 13th straight year of increased FFO and has achieved 53 consecutive quarterly dividend increases.

Compensation Mix for Executive Officers other than the Chief Executive Officer

  HCPI's executive compensation is based on three components which are designed to accomplish the Company's compensation philosophy:

    (1) base salary,

    (2) annual cash incentive bonuses, and

    (3) long-term stock incentive awards.

  The compensation committee has designed a highly leveraged program that is intended to result in approximately 40% in base compensation and 60% in incentive compensation tied directly to stockholder value creation.

  Base Salary. Salaries for executive officers are reviewed by the compensation committee on an annual basis. The compensation committee targets base pay levels in the middle quartiles of competitive practices. For 1998, base salary levels approximated the 40th percentile of competitive practices. The compensation committee believes that the base compensation levels of the executive officers generally is reasonable in view of competitive practices, HCPI's performance and the contribution of those officers to that performance. In the future, salaries may be increased based upon an assessment of competitive pay levels or the individual's contribution to the asset and financial growth of HCPI.

  Annual Cash Incentive Awards. Annual cash incentive bonuses are awarded based upon multiple performance criteria, including subjective evaluations of personal job performance and performance measured against objective business criteria. The performance targets established each year include a targeted amount of new investment and acquisition activity and a FFO target. The compensation committee believes that management generally has an ability to drive the levels of new investment activity and FFO, and that growth in these factors is reasonably expected to correlate with the value of HCPI's common stock. In setting the performance targets, the compensation committee makes judgments regarding what levels of FFO and new business acquisition levels it believes are achievable, taking into account outside factors such as competition for the acquisition and financing of health care facilities, the interest rate environment and the cost of capital. Within these levels, the compensation committee sets performance targets it believes will positively affect the company's stock price. In addition to satisfying the performance targets, bonus awards are also based on personal performance measured by the extent to which each officer meets his personal goals. Personal performance goals necessarily vary among executive officers based upon their specific roles within HCPI and specific objectives established each year for each executive officer by HCPI's chief executive officer. The annual cash bonus incentive awards are heavily weighted toward satisfaction of the performance targets, consistent with the compensation committee's focus on tying incentive compensation to stockholder value creation.

  A target bonus is established for each executive officer other than the chief executive officer based on the level of his position, the responsibilities and duties involved therein and on competitive practices. The compensation committee approves each executive officer's target bonus at the beginning of each calendar year. The target bonus is expressed as a percentage of base salary and ranged between 25% and 60% of base salaries in 1998. Both the business development and FFO targets were significantly exceeded in 1998 and target bonuses were approved by and awarded by the compensation committee for 1998 performance. In addition, the compensation committee established target bonuses for 1999.

  Long-Term Incentive Stock Plans. The compensation committee administers HCPI's benefits and stock plans, including the amended and restated stock incentive plan. Pursuant to the stock incentive plan, annual stock grants and stock options have been awarded in order to retain and motivate executives to improve long-term stock market performance. Stock options usually are granted at 100% of the current fair market value of the common stock. Generally, stock option grants and restricted stock awards vest ratably over a five-year period, and the executive must be employed by HCPI at the time of vesting in order to receive restricted stock and to exercise the options. The compensation committee may make grants based on a number of factors, including:

    (1) the executive officer's position with HCPI,

    (2) performance of his responsibilities,

    (3) equity participation levels of comparable executives at competitive companies, and

    (4) individual contribution to the success of HCPI's financial performance.

  In addition, the size, frequency and type of long-term incentive grants may be determined on the basis of tax consequences of the grants to the individual and HCPI, accounting impact and the number of shares available for issuance. For 1998, each of the executive officers received restricted stock and options which were based on his responsibilities, relative position with HCPI, competitive practices and the committee's philosophy of leveraging compensation toward long term incentives. The compensation committee did not consider the amount of options and restricted stock currently held by the officers in determining the size of current awards.

  Overall total cash compensation (base salary plus cash bonuses paid in January 1999 for 1998 performance) for the executive officers other than the chief executive officer was at or below the 50th percentile of competitive practices and total direct compensation (cash compensation plus restricted stock and option grants in January 1999 for 1998 performance) was slightly above the 50th percentile of these companies, in each case, somewhat lower than in prior years. The executive officers' compensation mix for 1998 was leveraged 60% toward incentive based compensation and 40% comprised of base salary.

Chief Executive Compensation

  The compensation committee believes that the biggest challenges facing HCPI today are competition for acquisition and financing activity and lease and mortgage maturities. As discussed above, the compensation committee establishes individual performance targets for each executive officer other than the chief executive officer, which include a targeted amount of new investments and acquisitions and a FFO target. The chief executive officer is evaluated on the basis of HCPI's achievement of the collective performance targets, as well as progress in successful roll-over of maturing leases and mortgages, the level of stockholder dividends, and the diversity and stability of the portfolio. During 1998, investment and acquisition activity were nearly double that of the prior year and were 15% above plan targets. HCPI also successfully completed a significant number of lease roll-overs and added to the portfolio diversification and stability by expanding into the medical office building and not for profit health care sectors. In addition, the Company achieved its 13th consecutive year of quarterly dividend increases. Finally, since 1986, the Company has maintained an investment grade rating on its senior debt, the highest bond rating among health care REITs.

  Mr. Roath's compensation in 1998 was leveraged 75% toward compensation based upon HCPI's performance and 25% comprised of a base salary component. Mr. Roath's base salary is targeted at the 50th percentile of competitive practices and his total direct compensation is targeted at the upper quartile of these companies. Mr. Roath received a base salary of $440,000 in 1998 which represents a 4% increase from his base salary in 1997. For 1999, the compensation committee recommended a 8% increase, to $475,000 in Mr. Roath's base salary over 1998 levels in order to ensure that his base salary is at about the 50th percentile of competitive practices while maintaining his total compensation leveraged toward performance based incentives. The compensation committee believes that this compensation package both recognizes Mr. Roath's contributions to the success of HCPI and appropriately leverages his compensation toward components directly linked to stockholder value creation. The compensation committee also awarded Mr. Roath a cash bonus incentive award of $461,000, restricted stock grants of 22,800 shares of our common stock and 250,000 stock option grants at an exercise price of $27.75. These awards are consistent with HCPI's pay-for-performance philosophy, reflecting Mr. Roath's consistent contribution to HCPI's growth in FFO, the continued successful execution of the Company's long-term business plan, stabilization of lease roll-overs and increase in investment activity in excess of the business plan, and his continued contribution to the expansion of HCPI's investment portfolio.

  HCPI provides Mr. Roath other benefits under his employment agreement and HCPI has reported them in the summary compensation table.

  Based upon the foregoing, the compensation committee has reviewed and approved the total compensation for 1998 of the five most highly compensated executive officers of HCPI.

Policy with Respect to Section 162(m)

  Section 162(m) of the internal revenue service code denies deduction for certain compensation in excess of $1,000,000 paid to executive officers, unless certain performance, disclosure, stockholder approval and other requirements are met. The compensation committee will continue to review the effects of its compensation programs with regard to internal revenue code section 162(m). A substantial portion of the compensation program will be exempted from the $1,000,000 deduction limitation. HCPI will continue to evaluate alternatives to ensure executive compensation is reasonable, performance-based, and consistent with HCPI's overall compensation objectives. The compensation committee reserves the right to design programs that recognize a full range of performance criteria important to HCPI's success, even where the compensation paid under such programs may not be deductible.

                            Compensation Committee

   Orville E. Melby                   Michael D. McKee           Harold M. Messmer, Jr.
   Chairman

                         STOCK PRICE PERFORMANCE GRAPH

  The graph below compares cumulative total return of HCPI, the S&P 500 Index and the Equity REIT Index of the National Association of Real Estate Investment Trusts, Inc., from January 1, 1994 to December 31, 1998. Total return assumes quarterly reinvestment of dividends before consideration of income taxes.

Assumes $100 Invested January 1, 1994 in HCPI, S&P 500 Index and NAREIT Equity
                                  Reit Index

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                    AMONG S&P 500 EQUITY REITS AND HCPI

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period
(Fiscal Year Covered)        S&P 500        Euity REITs     HCPI
-------------------          -------        -----------     ----
Measurement Pt-  Dec-93      $100.00        $100.00      $100.00
      Apr-94                 $ 96.23        $103.40      $114.26
      Jul-94                 $ 96.61        $105.31      $116.98
      Sep-94                 $101.32        $103.32      $115.51
      Dec-94                 $101.27        $103.17      $118.70
      Mar-95                 $111.12        $102.99      $118.77
      Jun-95                 $121.73        $109.05      $130.49
      Sep-95                 $131.41        $114.18      $140.46
      Dec-95                 $139.32        $118.92      $148.12
      Mar-96                 $146.80        $121.62      $135.03
      Jun-96                 $148.93        $131.14      $147.19
      Sep-96                 $158.88        $136.00      $144.74
      Dec-96                 $173.91        $165.19      $157.87
      Mar-97                 $178.57        $166.35      $152.02
      Jun-97                 $210.59        $174.66      $164.67
      Sep-97                 $229.60        $196.50      $184.10
      Dec-97                 $238.14        $200.54      $182.51
      Mar-98                 $271.36        $199.60      $181.19
      Jun-98                 $280.18        $190.50      $180.16
      Sep-98                 $248.83        $171.47      $168.32
      Dec-98                 $304.99        $167.22      $160.18

                             CERTAIN TRANSACTIONS

  Since 1985, HCPI has been insured through Alexander & Alexander, Inc., now Aon Worldwide Resources, insurance brokers for general liability, workmen's compensation, and other insurance. Paul V. Colony, a director of HCPI since April 1988, is Vice Chairman of Aon Worldwide Resources and Chairman of the Advisory Board of Aon Risk Services Companies, Inc. The terms of such insurance policies were established after evaluation of market rates, and were no less favorable to HCPI than might have been negotiated with an unrelated party. The premiums paid to Alexander & Alexander, Inc. and/or Aon Worldwide Resources for the fiscal year ending December 31, 1998 were approximately $472,000.

  Mr. Roath, a director and officer of HCPI, has remaining balances on loans of $473,576 with an interest rate of 6.83% due on November 18, 1999, $187,902 with an interest rate of 7.09% due on April 30, 2000, $257,495 with an interest rate of 6.58% due on January 27, 2001, $134,827 with an interest rate of 6.39% due on April 30, 2001, and $141,873 with an interest rate of 6.31% due on September 20, 2001. HCPI made a loan to Mr. Reynolds, an officer of HCPI, of $139,851 with an interest rate of 5.97% due on October 8, 2001. In addition, HCPI made loans to Mr. Melby, a director of HCPI, of $128,734 with an interest rate of 5.97%, due on October 21, 2001 and to Mr. Fanning, also a director of HCPI, of $87,750 with an interest rate of 6.40% due on April 29, 2001 and $8,191 with an interest rate of 6.31% due on September 28, 2001. All of the loans were made either for the purpose of purchasing shares or meeting payroll taxes due upon vesting of stock grants, and such loans are secured by the stock of HCPI.

     COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Exchange Act, requires HCPI's directors and executive officers, and persons who own more than 10% of a registered class of HCPI's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of equity securities of our common stock. These people are required by SEC regulations to furnish HCPI with copies of all these reports they file. To HCPI's knowledge, based solely on its review of the copies of such reports furnished to us and written representations from certain insiders that no other reports were required during the year ended December 31, 1998, all section 16(a) filing requirements applicable to such insiders were complied with other than a report on Form 4 reporting the purchase of 2,500 shares of common stock by Mr. Colony was filed late for the month ended September 1998.

        RATIFICATION OF THE SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
                              (Proxy Item No. 2)

  Arthur Andersen LLP audited our financial statements for the year ended December 31, 1998 and have been HCPI's auditors since HCPI's organization.

  The directors have selected the firm of Arthur Andersen LLP as independent accountants for HCPI for the fiscal year ending December 31, 1999, and are submitting our selection for ratification by our stockholders. Unless you specifically make another choice in the attached proxy, HCPI will count your vote as for the ratification of the selection of Arthur Andersen LLP. If stockholders do not ratify the selection of Arthur Andersen LLP, the selection of independent accountants will be considered by the directors, although the directors would not be required to select different independent accountants for HCPI. The directors retain the power to replace the independent accountants whose selection was ratified by stockholders in the event the directors determine that the best interest of HCPI warrants a change of its independent accountants. A representative of Arthur Andersen LLP is expected to be present at the April 28, 1999 annual meeting and will have an opportunity to make a statement if he desires to do so. Arthur Andersen's representative is expected to be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP AS HCPI'S INDEPENDENT ACCOUNTANTS FOR THE SUCCEEDING YEAR.

                               VOTING PROCEDURES

  Under HCPI's bylaws as in effect on the date hereof, elections of directors shall be by a plurality of the votes cast. Stockholders together holding a majority of the stock issued and outstanding and entitled to vote at the annual meeting of stockholders, who shall be present in person or represented by proxy at such meeting duly called, shall constitute a quorum for the transaction of business. The inspector of elections will treat shares represented by properly signed and returned proxies that reflect abstentions as shares that are present and entitled to vote for purposes of: (1) determining the presence of a quorum and (2) determining the outcome of any matter submitted to the stockholders for a vote. Except as otherwise noted herein, abstentions do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of "votes cast."

  The inspector of elections will treat shares referred to as "broker non-votes" as shares that are present and entitled to vote for purposes of establishing a quorum. Broker non-votes include, for example, shares held by brokers when the beneficial owner or persons entitled to vote have not given instructions on how to vote on a particular matter to such broker and the broker or its nominee does not have the discretionary power to vote on such matter. For purposes of determining the outcome of any matter as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

                    DEADLINE FOR SUBMISSION OF STOCKHOLDER
                   PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

  The proxy rules adopted by the SEC provide that certain stockholder proposals must be included in the proxy statement for HCPI's annual meeting. For a proposal to be considered for inclusion in next year's proxy statement, it must be received by HCPI no later than December 30, 1999.

                                 OTHER MATTERS

  The Board of Directors knows of no matters to be presented at the annual meeting other than those described in this proxy statement. Other business may properly come before the meeting, and in that event it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters.

  The cost of the solicitation of proxies will be borne by HCPI. In addition to solicitation by mail, directors and officers of HCPI, without receiving any additional compensation, may solicit proxies personally or by telephone or telegraph. HCPI will request brokerage houses, banks, and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares of our common stock and will reimburse them for their expenses in doing so. HCPI has retained the services of Kissel-Blake Inc., for a fee of $8,000 plus out-of-pocket expenses, to assist in the solicitation of proxies from brokerage houses, banks, and other custodians or nominees holding stock in their names for others.

  HCPI's annual report to stockholders, including HCPI's audited financial statements for the year ended December 31, 1998, is being mailed herewith to all stockholders of record as of March 1, 1999. HCPI WILL PROVIDE WITHOUT CHARGE TO ANY PERSON SOLICITED HEREBY, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF HCPI'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998 FILED WITH THE SEC. SUCH REQUESTS SHOULD BE DIRECTED TO JAMES G. REYNOLDS, EXECUTIVE VICE PRESIDENT OF HEALTH CARE PROPERTY INVESTORS, INC., AT 4675 MACARTHUR COURT, SUITE 900, NEWPORT BEACH, CALIFORNIA 92660.

  ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

                                          By Order of the Board of Directors

                                          /s/ Edward J. Henning
                                          Edward J. Henning
                                          Corporate Secretary

Newport Beach, California
March 26, 1999

                     HEALTH CARE PROPERTY INVESTORS, INC.

                                REVOCABLE PROXY

                        Annual Meeting of Stockholders
                                April 28, 1999
          This Proxy is solicited on behalf of the Board of Directors

    The undersigned, as a holder of Common Stock of Health Care Property Investors, Inc. (the "Company"), hereby appoints Kenneth B. Roath and Paul V. Colony as Proxies, with the full power of substitution, to represent and to vote as designated on this card all of the shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on April 28, 1999 at 9:30 A.M., or any adjournment thereof.

    Unless otherwise marked, this Proxy will be voted FOR the election of the Board of Directors' nominees to the Board of Directors and FOR the ratification of Arthur Andersen LLP as independent auditors. If any other business is presented at the Annual Meeting of Stockholders, the Proxy will be voted in accordance with the discretion of the Proxies named above.

    The Board of Directors recommends a vote "FOR" the nominees listed below and "FOR" Proposals 2 and 3.

1.  ELECTION OF DIRECTORS: Kenneth B. Roath and Orville E. Melby

    [_] FOR all nominees listed above                    [_] WITHHOLD AUTHORITY to vote
        (except as marked to the contrary hereon)            for all nominees listed above

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below.)

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2.  Ratification of Arthur Andersen LLP as independent auditors for the year ending December 31, 1999.

        [_] FOR                 [_] AGAINST             [_] ABSTAIN

3. In their discretion, upon any other matter that may properly come before the Annual Meeting of Stockholders or any adjournment thereof.

        [_] FOR                 [_] AGAINST             [_] ABSTAIN

           IMPORTANT: PLEASE DATE AND SIGN THE PROXY ON REVERSE SIDE


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ACCOUNT NUMBER                                            COMMON

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                                                          D.R.S.

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                                            Please mark, date and sign as your
                                            name appears above. If acting as
                                            executor, adminstrator, trustee,
                                            guardian, etc., you should so
                                            indicate when signing. If the signer
                                            is a corporation, please sign the
                                            full corporate name, by a duly
                                            authorized officer and indicate the
                                            title of such officer. If shares are
                                            held jointly, each stockholder named
                                            should sign. If you receive more
                                            than one proxy card, please date and
                                            sign each card and return all proxy
                                            cards in the enclosed envelope.


                                            Dated: _______________________, 1999


                                            -----------------------------------
                                            Signature


                                            -----------------------------------
                                            Signature

PLEASE DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED ENVELOPE.